Exhibit 10.1

November 30, 2025

Vipin K. Garg

Re: Transitional Services and Release Agreement

Dear Vipin:

This “Agreement” follows our conversations regarding your transition from employment with Altimmune, Inc. (the “Company” or “Altimmune”). We appreciate your willingness to provide transitional services to the Company, and in consideration for those services, we offer you the terms described below in this “Agreement.” Reference is made to your Employment Agreement with the Company dated  November 16, 2018 (the “Employment Agreement”). Capitalized but undefined terms are defined in the Employment Agreement. This the “Release” described in the Employment Agreement.

Regardless of whether you sign the Agreement below:

•	You are subject to continuing obligations under your Employment Agreement, including without limitation under Sections 6 through 19 of the Employment Agreement (with any other confidentiality, restrictive covenant and other ongoing obligations you have to any of the Releasees (as defined below), the “Ongoing Obligations”); and

•	The Company will pay or provide you with the “Accrued Obligations,” as defined in the Employment Agreement, at the time(s) required by law.

You and the Company further agree as follows:

1.	Transition Period; Separation Date; Equity Rights

If you enter into and comply with this Agreement, you will remain employed until June 30, 2026 (the “Anticipated Separation Date”) unless you are terminated by the Company for Cause (as defined in the Employment Agreement) or for breaching this Agreement, or unless you voluntarily terminate your employment for any reason. Your last day of employment, whether it is the Anticipated Separation Date or an earlier date, shall be referred to as the “Separation Date.” The time period between the date of this letter and the Separation Date shall be referred to as the “Transition Period.”

Effective January 1, 2026 (subject to your continued employment with the Company through such date), your roles as President and Chief Executive Officer will cease (and you will be deemed to have resigned from your CEO and officer positions) and you will immediately become an Advisor to the Company. To avoid doubt, the Advisor role will be a W2, employment role, terminable by either you or the Company as provided herein (and in no event later than the Anticipated Separation Date).

During the Transition Period, you will (i) assist in transitioning your duties to the new Chief Executive Officer and (ii) provide such other transitional services as the Company reasonably requests.

You shall continue to receive your current salary and benefits (subject to plan terms) as a regular employee during the Transition Period.

Provided you fully comply with this Agreement, are not terminated for Cause or for breaching this Agreement and do not resign, you will be eligible for a full 2025 cash annual bonus, subject to bonus criteria achievement as determined by the Company’s Board of Directors (the “Board”). Any such bonus shall be paid when any 2025 annual bonuses are paid to executives.

Your equity rights (stock options and RSUs) will continue to vest during the Transition Period, and will remain subject in all respects to the applicable equity agreements governing your equity rights and the Altimmune, Inc. 2017 Omnibus Incentive Plan (as amended and in effect from time to time) (the “Equity Documents”).

2.	Resignation from the Board and From Other Positions; Transition of Information and Access; No Good Reason

You agree that you shall be deemed to have resigned from the Board, effective as of January 31, 2026.

You hereby (i) agree to execute such documentation as the Company reasonably requires to effectuate your resignations (including from the Board, the Chief Executive Officer position and your officer position); and (ii) take such steps as the Company (or its applicable affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable affiliate.

You agree that the changes to your duties, responsibilities and authority described in this Agreement, including your resignations from the Board, from the CEO position and from your officer position, and including your transition to an Advisor role, do not and shall not constitute “Good Reason” under your Employment Agreement, and you hereby waive any right to claim Good Reason on any of those bases. You further waive any right to claim Good Reason during the Transition Period.

3.            Severance Benefits Provided you fully comply with this Agreement, are not terminated for Cause or for breaching this Agreement and do not resign, and sign and return the Certificate attached as Exhibit A (the “Certificate”) within the 7 days following the Separation Date (the “Severance Conditions”, the Company shall pay or provide you with the following severance benefits:

(a)            Continued payment of twelve (12) months of your Base Salary rate, payable in twelve (12) equal monthly installments following the Certificate Effective Date, in accordance with Altimmune’s normal payroll practices.

(b)            Subject to your timely election, and the availability, of continuation coverage under Part 6 of Title I of the Employment Retirement Income Security Act of 1974 (as amended) and Section 4980B of the Code (“COBRA”), Altimmune will pay monthly, on your behalf, a portion of the cost of such coverage for the twelve (12) months after the date of such termination, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that you would have been required to pay if you had remained an active employee of Altimmune (the “COBRA Assistance”); provided, however, that if at any time Altimmune determines that the COBRA Assistance would result in a violation of the non-discrimination rules under Section 105(h)(2) of the Code or any other applicable laws, statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA Assistance, Altimmune will instead pay you fully taxable cash payments equal to, and paid at the same time as, the COBRA Assistance would have otherwise been paid, subject to applicable tax withholdings;

(c)            If the Separation Date occurs within the one (1) year period commencing on the occurrence of a Change in Control, accelerated vesting of all unvested equity awards then outstanding and held by you (for the avoidance of doubt, if the Separation Date does not occur during such one (1) year period, then any accelerated vesting of unvested equity awards shall be at the discretion of the Committee);

(d)            Effective as of the Certificate Effective Date, the time period you have under the Equity Documents to exercise your vested stock options shall be extended until the 18-month anniversary of the Separation Date (but in no event later than the expiration date of the stock options) (the “Exercise Period Extension”).  You acknowledge that as a result of the Exercise Period Extension, if your vested stock options were incentive stock options, they will convert to nonqualified stock options, subject to applicable law.  You are advised to seek guidance from your personal tax advisors with regard to the tax implications of the Exercise Period Extension.

To avoid doubt, if the Company terminates your employment without Cause (not including a termination due to your death or Disability) (provided you have not breached this Agreement), prior to the Anticipated Separation Date, or if your employment terminates automatically on the Anticipated Separation Date, the Company shall pay and provide you with the severance benefits described in this Section, subject to this Agreement’s terms.

4.	Release of Claims

In consideration for, among other terms, your eligibility for the consideration described in this Agreement, for which you acknowledge you would otherwise not be eligible, you (and your affiliates, successors and assigns) voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, managers, members, interest holders, investors, insurers, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

-	relating to your employment by and termination of employment with the Company;

-	of wrongful discharge or violation of public policy;

-	of breach of contract;

-	of defamation or other torts;

-	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

-	under the Employment Agreement, including without limitation for Change in Control or severance benefits of any kind, except as expressly set forth in the prior Section of this Agreement, and including without limitation for Good Reason severance benefits of any kind;

-	under any other federal or state statute;

-	under Maryland Human Relations Law; Maryland Medical Information Discrimination Law; Maryland Equal Pay For Equal Work Law;

-	under Virginians with Disabilities Act; Virginia Human Rights Act; Virginia Equal Pay Act; Fairfax Human Rights Ordinance; Human Rights Code of the City of Alexandria; Arlington Human Rights Ordinance; Virginia Genetic Testing Law; Virginia Occupational Safety and Health Act (VAOSHA); Virginia Right-to-Work Law; Virginia Prevention of Employment Law; Virginia Law Regarding Payment of Medical Examination;

-	for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, to the fullest extent waivable under applicable law; and

-	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

5.	Nondisparagement

Subject to the Protected Activities section below, you agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

6.	Confidentiality of Agreement-Related Information; Other Obligations

Subject to the “Protected Activities” Section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only; provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order. To the extent you have not assigned any developments or intellectual property rights to the Company that are related to the Company’s business activities or were made using the Company’s time, equipment or resources, you hereby assign such developments and intellectual property rights to the Company, to the fullest extent permitted by law. You agree to promptly return all Company property to the Company; not to disclose or use any Company confidential information at any time; not to represent yourself as currently employed or engaged by the Company after the Separation Date; subject to the “Protected Activities” Section below, to cooperate with the Company in any future dispute or intellectual property matter; and to notify future employers of your Ongoing Obligations. Subject to the Protected Activities section: (i) you will not encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so; and (ii) if you are approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, you shall state only that your cannot provide counsel or assistance.

7.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the Securities and Exchange Commission (the “SEC”) or any other Government Agency.

8.	Other Provisions

(a)            Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(b)            Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c)            Jurisdiction; Governing Law; Interpretation. The jurisdiction, governing law, and jury waiver provisions of the Employment Agreement shall govern any dispute relating to this Agreement.

(d)            Entire Agreement. This Agreement, the Equity Documents, and the Ongoing Obligations (which are incorporated herein by reference) constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company.

(e)            Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends.

(f)            Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

ALTIMMUNE, INC.

By:	/s/ Greg Weaver	November 29, 2025
Greg Weaver
Chief Financial Officer

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Vipin Garg	November 30, 2025
Vipin K. Garg

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

(THIS SHOULD NOT BE SIGNED AT THE SAME TIME THE TRANSITION AGREEMENT IS SIGNED. IT SHOULD BE SIGNED INSTEAD WITHIN THE 7 DAYS FOLLOWING THE SEPARATION DATE)

I, hereby acknowledge and certify that I entered into the Transitional Services and Separation Agreement with the Company to which this Agreement is attached. Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release of claims in the Agreement, in order to receive the severance benefits described in the Agreement. For this Certificate to become effective and for me to receive such severance benefits, I must sign this Certificate after the Separation Date but no later than seven days after the Separation Date. I will not sign this Certificate before the Separation Date. Subject to the foregoing, the date I sign this Certificate is the “Certificate Effective Date.” I further agree as follows:

1.	A copy of this Certificate was attached as an Exhibit to the Agreement.

2.	In consideration of the benefits described in the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.	I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Agreement.

4.	I also represent that I have not been subject to any retaliation or any other form of adverse action by the released parties for any action taken by me as an employee or resulting from my exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. I agree that I have been paid all unpaid wages and other compensation owed to me of the Separation Date. I also agree that and that none of my rights have been violated under any statute, common law or Company policy, program or agreement. I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Company before executing this Certificate.

5.	I agree that this Certificate is part of the Agreement.

Accepted and Agreed:

Vipin K. Garg	__________ __, 2026